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                                  ASSURANT(R)

                           One Chase Manhattan Plaza
                              New York, NY 10005
                                T 212.859.7000
                               www.assurant.com

April 29, 2011

Board of Directors
Union Security Life Insurance Company of New York
212 Highbridge Street, Suite D
Fayetteville, NY 13066

Re: Separate Account A
    Union Security Life Insurance Company of New York
    File no. 033-71688

Ladies and Gentlemen:

I am Secretary Union Security Life Insurance Company of New York (the "Company"), a New York insurance company, and have acted as corporate counsel to the Company and its Separate Account A (the "Account") in connection with Post-Effective Amendment No. 26 to the Account's Registration Statement on Form N-4, filed pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). I am furnishing this opinion letter to you at the Company's request to enable the Account to fulfill the requirements of Item 24(b) (9) of Form N-4 of the U.S. Securities and Exchange Commission (the "Commission"). In connection with my opinion, I have examined such documents (including the Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation validly existing as a stock life insurance company under the laws of New York and is duly authorized by the Insurance Department of the State of New York to issue the Contracts (as defined in the Registration Statement).

2. The Account is a duly authorized and validly existing separate account established pursuant to applicable law.

3. To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Contracts, when issued as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company.

I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources believed by me to be responsible. This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. No opinion may be implied or inferred beyond those expressly stated above. This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ Stephen W. Gauster

Stephen W. Gauster
Secretary
Union Security Life Insurance Company of New York.